                                                                    EXHIBIT 12.1


                            KBK Capital Corporation
               Computation of Ratio of Earnings to Fixed Charges



                                   Nine Months Ended
                                     September 30,               Year Ended December 31,
                                   -----------------   ----------------------------------------------
                                    1998       1997     1997      1996      1995      1994      1993
                                   ------     ------   ------    ------    ------    ------    ------
Income before income
  taxes                            $3,255     $2,355   $3,452    $2,457    $3,025    $2,494    $2,218

Interest Expense                    2,004      2,206    2,666     2,590     1,652       806       762
                                   ------     ------   ------    ------    ------    ------    ------
  Earnings                         $5,259     $4,561   $6,118    $5,047    $4,677    $3,300    $2,980
                                   ======     ======   ======    ======    ======    ======    ======


Interest Expense                   $2,004     $2,206   $2,666    $2,590    $1,652    $  806    $  762
                                   ======     ======   ======    ======    ======    ======    ======

Ratio of earnings
  to fixed charges                   2.6x       2.1x     2.3x      1.9x      2.8x      4.1x      3.9x
                                   ======     ======   ======    ======    ======    ======    ======